Kodiak Energy, Inc.	October 12, 2007
Compensation Committee Mandate

1. Purpose

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Kodiak Energy, Inc. (“Kodiak” or the “Company”) is to assist the Board with its duties and responsibilities in monitoring, approving and disclosing the Company’s compensation policies and practices. The Committee shall:

a)	Review and approve compensation strategy for Company Management and general trends for Operations/Finance;

b)	Ensure that annual compensation is administered in accordance with the stated compensation strategy of the Company and any requirements of appropriate regulatory bodies;

c)	Communicate to shareholders the Company’s compensation policies and principles, as required by securities regulating authorities in Canada and the United States;

d)	Review and approve the Company’s personnel benefit and incentive programs;

e)	Review with the Chief Executive Officer and advise the Board with regard to executive officer succession planning; and

f)	Perform such other duties and responsibilities as the Board shall approve and assign to the Committee.

2. Organization

a)
Members. The Committee shall consist of two or more directors, who shall be appointed by the Board and may be removed by the Board. All members of the Committee shall fulfill the independence requirements of the listing standards of the Toronto Stock Exchange – Venture Exchange (“TSXV”) and shall meet the definition of "non-employee director" under securities legislation in Canada and the United States. The Chair of the Committee shall be designated by the Board.

b)
Operation. The Committee shall be provided the resources necessary to satisfy its responsibilities, including the authority to engage legal counsel, compensation consultants and such other consultants and advisors as the Committee deems necessary. The Committee shall have sole authority to retain or terminate any consultant it selects in connection with the discharge of its duties and responsibilities, including sole authority to approve the fees and other terms of such consultant’s retention, provided such fees are reasonable and within budgeted amounts. The Board believes the duties and responsibilities of the Committee should remain flexible in order to best react to changing demands and expectations of the Committee is therefore authorized to take such further actions as are consistent with the following described functions and to perform such other actions as required by law, the listing standards of the TSXV, the Company’s charter documents and the Board.

Exhibit 99.4 - Compensation Committee Mandate

c)
Meetings. The Committee will meet not less than once each calendar year and will call special meetings as and when a Committee member deems it necessary. The Committee shall meet in person or telephonically at such times and at such places determined by the Committee Chair, and may act by unanimous written consent.

d)	Quorum. A majority of the members of the Committee, but in no event less than two members, shall constitute a quorum for the meetings of the Committee.

e)
Record Keeping. The Committee Chair shall be responsible for establishing the agenda for a Committee meeting and the agenda shall be distributed to the Committee members and the Board prior to each meeting. Minutes of all meetings shall be prepared and submitted for approval at a subsequent Committee meeting.

f)	Charter. The Committee shall annually review and assess the adequacy of this Charter and conduct a self-evaluation of the Committee and its activities.

3. Duties and Responsibilities

The Committee shall perform the following duties and responsibilities:

a)	Review from time to time and approve the Company’s compensation strategy and ensure that the compensation strategy supports organization objectives and shareholder interests;

b)
Ensure that the Company’s incentive compensation programs, including annual and long-term incentive plans, are administered in a manner consistent with the Company’s compensation strategy as to participation, annual award levels, corporate goals, actual awards made, total funds reserved for payment under compensation plans and shares, options and other forms of incentives reserved and available for issuance under the Company’s long-term incentive plans;

c)	Annually review, approve and communicate to the Chief Executive Officer the corporate goals and objectives relevant to the Chief Executive Officer;

d)	Annually evaluate the performance of the Chief Executive Officer and communicate to the Chief Executive Officer and the Board the results of that evaluation;

e)
Annually review and determine the individual elements of total compensation for the Chief Executive Officer and the factors and criteria on which the Chief Executive Officer’s compensation is based, including the relationship between the Company’s performance and the Chief Executive Officer’s compensation;

f)
Review and approve the individual elements of total compensation for the executive officers of the Company other than the Chief Executive Officer and communicate in the annual Committee report to stockholders the relationship between the Company’s performance and executive compensation;

g)	Approve revisions to the Company’s executive officers’ salary range structure and annual salary increase guidelines, and review compensation arrangements for the Company’s executive officers;

h)	Approve, subject to Board and shareholder approval where appropriate, all new equity-related incentive plans;

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Exhibit 99.4 - Compensation Committee Mandate

i)	Prepare the Committee report on executive compensation required by the rules of the SEC to be included in the Company’s annual proxy statement; and

j)	Annually evaluate the Committee’s own performance and communicate to the Board the results of that evaluation.

4. Reporting

The Committee shall report to and review with the Board issues that are discussed by the Committee, and the Committee will make recommendations for action by the full Board when appropriate. The Committee shall report to the full Board not less than once each year.

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